Exhibit 99.1

                  Geron Announces Notice of Lawsuit

    MENLO PARK, Calif.--(BUSINESS WIRE)--April 28, 2004--Geron Corporation (Nasdaq:GERN) announced today that Kirin Brewery Co., Ltd. has filed a lawsuit against Geron in the U.S. District Court for the Northern District of California. The lawsuit alleges interference with contract and interference with Kirin's prospective business advantage in connection with Geron's recent acquisition of rights from Merix Bioscience, Inc. for the development of cancer vaccines. Geron has not been served with the complaint in the lawsuit, and will not comment further until it has evaluated the complaint.
    Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for cancer based on its telomerase technology, and cell-based therapeutics using its human embryonic stem cell technology.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technology constitute forward-looking statements involving risks and uncertainties, including, without limitation, litigation risks, risks inherent in the development and commercialization of potential products, reliance on collaborators, need for additional capital, need for regulatory approvals or clearances, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2003.

    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765